Exhibit 99.1

For Immediate Release

Contact:

Dan Coccoluto	Eric Snow
Omtool, Ltd.	Blanc and Otus
Chief Financial Officer	Investor Relations
978-327-5700	617-451-6102 x203
coccoluto@omtool.com	esnow@blancandotus.com

OMTOOL™ REPORTS RESULTS FOR SECOND QUARTER AND FIRST HALF OF FISCAL YEAR 2008

Andover, Mass., July 31, 2008 — Omtool, Ltd. (OTCBB:OMTL), a leading provider of document capture and handling solutions, today reported results of operations for the second quarter of fiscal year 2008.  Total revenue for the quarter ended June 30, 2008, was approximately $3.8 million compared with revenue of approximately $4.3 million for the second quarter of 2007, representing an 11% decrease.  This decrease in overall revenue is attributed to a 19% decrease in software license revenue and a 52% decrease in hardware revenue.  Service and other revenue remained relatively flat during the second quarter of 2008 as compared to the same quarter of last year.

For the six-month periods ended June 30, 2008 and June 30, 2007, total revenue was $7.7 million and $8.1 million, respectively, representing a 4% decrease.  This decrease in total revenue is attributed to a $292,000, or 39%, decrease in hardware revenue resulting from a 42% decrease in software license revenue from our legacy fax product line.  Total software license revenue decreased by $35,000 during the six month period ended June 30, 2008 as compared to the same period in 2007 as a result of this decrease in software license revenue from our legacy fax product line, offset by an increase in AccuRoute software license revenue.  Service and other revenue remained relatively flat during the first six months of 2008 compared to the first six months of 2007.

Operating expenses for the quarter ended June 30, 2008 were $2.9 million, which amount was $582,000 or 17%, lower than the $3.5 million of operating expenses, excluding $131,000 of restructuring charges, for the quarter ended June 30, 2007.  Net loss for the quarter ended June 30, 2008 was approximately $(367,000), or $(0.08) per basic and diluted share, as compared to a net loss of approximately $(779,000), or $(0.17) per basic and diluted share for the same quarter of 2007.  For the six months ended June 30, 2008, operating expenses were $6.0 million compared to total operating expenses of $7.5 million, excluding $343,000 of restructuring charges, for the six months ended June 30, 2007.  Net loss for the six months ended June 30, 2008 was $(861,000), or $(0.18) per basic and diluted share, as compared to a net loss of $(2.7 million), or $(0.60), per basic and diluted share for the six months ended June 30, 2007.

Commenting on Omtool’s results, Robert L. Voelk, Omtool’s chief executive officer, president and chairman of the board of directors, said, “We continue to spend our resources on marketing directly and indirectly through our partners to the legal and professional services vertical market as well as on expanding our presence in the healthcare and financial services vertical markets, primarily through our partners.  Some of the opportunities we are pursuing with our partners, particularly in the financial services vertical market, are longer term in nature and require a significant amount of resources prior to closing.  We believe we are improving our partner activity and will see a return on the investments we have made.  In the meantime, we are monitoring our expenses and are investing in areas which we believe will maximize our return on investment.  Our strategy to broaden our presence into other vertical markets is designed to help us navigate the generally soft U.S. economic conditions which we believe had some adverse impact on our results this quarter.”

About Omtool, Ltd.

Omtool, Ltd. is a leading provider of document capture and handling solutions that simplify the integration of paper and electronic documents in enterprise information management systems.  Its flagship product family, AccuRoute, streamlines the capture, conversion, communication and archive of paper and electronic documents, enabling fast, secure, simultaneous distribution to multiple destinations in multiple formats.  Available at any network-enabled scan device or from a user’s desktop computer, AccuRoute provides faster, more efficient workflows, while reducing cost, complexity and risk.  Omtool solutions are used worldwide by businesses in document-intensive industries that demand secure handling, integration and tracking of documents in full compliance with a range of regulatory requirements.  Based in Andover, Mass., with offices in the United Kingdom, Omtool can be contacted at 1-800-886-7845 or www.omtool.com.

This press release contains forward-looking statements, including, without limitation, statements regarding Omtool’s objectives and expectations for future financial and operating performance; customer interest in Omtool’s AccuRoute and other products; long-term sales strategy; distribution channels and partner activity; and the future plans of Omtool’s management.  These forward-looking statements are neither promises nor guarantees, and are subject to risk and uncertainties that could cause actual results to differ materially from the expectations set forth in these forward-looking statements, including but not limited to, risks associated with the continuation of Omtool’s operating losses; the pursuit of strategic, financial and operating alternatives; the introduction of new product offerings, including the AccuRoute software product; the success of Omtool’s channel sales strategies, business partner strategies and new sales and marketing efforts; Omtool’s investments in vertical markets, including legal, financial services and healthcare; the continuation of market demand for fax-based software solutions; fluctuations in quarterly results of operations; changes in the regulatory environment; dependence on continuing growth in the number of organizations implementing secure electronic document exchange; competition; product enhancements; product concentration; declines in Omtool’s legacy fax business; seasonality; international sales; Omtool’s ability to manage expansion; Omtool’s ability to obtain desired financing; acquisitions and integration of complementary businesses; Omtool’s ability to comply with the internal control over financial reporting requirements of the Sarbanes-Oxley Act of 2002; Omtool’s continued compliance with the requirements of the OTC Bulletin Board and the Pink Sheets; and those other risk factors described in Omtool’s periodic reports and registration statements as filed with the Securities and Exchange Commission (SEC), including Omtool’s Annual Report on Form 10-K filed with the SEC on March 28, 2008.  Reported results should not be considered an indication of future performance.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Omtool undertakes no responsibility to update any such forward-looking statements.

The consolidated statement of operations and condensed consolidated balance sheet follows.

OMTOOL, LTD.

Consolidated Summary Financial Data

Consolidated Statements of Operations

(in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	2008	2007	2008	2007
Revenue:
Software license	$1,037	$1,281	$2,294	$2,329
Hardware	217	450	450	742
Media	143	144	276	314
Service and other	2,401	2,400	4,730	4,723
Total revenue	3,798	4,275	7,750	8,108
Cost of revenue:
Software license	107	107	198	209
Hardware	154	312	305	504
Media	85	88	162	190
Service and other	940	944	1,892	2,012
Total cost of revenue	1,286	1,451	2,557	2,915
Gross profit	2,512	2,824	5,193	5,193
Operating expenses:
Sales and marketing	1,470	1,870	3,146	4,067
Research and development	693	730	1,394	1,610
General and administrative	710	855	1,500	1,852
Restructuring	—	131	—	343
Total operating expenses	2,873	3,586	6,040	7,872
Loss from operations	(361)	(762)	(847)	(2,679)
Interest and other expense, net	(6)	(17)	(14)	(47)
Net Loss	$(367)	$(779)	$(861)	$(2,726)

Net loss per share
Basic and diluted	$(0.08)	$(0.17)	$(0.18)	$(0.60)

Weighted average number of common shares outstanding
Basic and diluted	4,733	4,543	4,696	4,512

OMTOOL, LTD.

Consolidated Summary Financial Data

Condensed Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,
	2008	2007
	(Unaudited)

Assets:
Cash and cash equivalents	$2,057	$2,328
Unbilled accounts receivable	377	420
Accounts receivable, net	2,116	2,133
Inventory	102	76
Prepaids and other	411	369
	5,063	5,326
Property and equipment, net	1,187	1,278
Goodwill and intangibles, net	2,972	3,160
Unbilled accounts receivable, long-term	97	217
Other assets	292	291
	$9,611	$10,272
Liabilities and stockholders’ equity:
Accounts payable	$806	$950
Accrued liabilities	1,523	1,571
Deferred revenue, current	4,699	4,347
Note payable, current	561	561
Capital lease obligations, current	98	95
	7,687	7,524
Deferred revenue, long-term	699	524
Deferred rent	468	467
Note payable, long-term	421	702
Capital lease obligations, long-term	210	259
Stockholders’ equity	126	796
	$9,611	$10,272